Exhibit 99.1

For media:	For investors:
Megan Lustig	Bob Farrell
Spectrum Science Communications	Genocea Biosciences, Inc.
O: 202-955-6222	O: 617-674-8261
mlustig@spectrumscience.com	Bob.Farrell@genocea.com

Genocea Reports Fourth Quarter and Year-End 2014 Financial Results

CAMBRIDGE, MA, February 12, 2015—Genocea Biosciences, Inc. (NASDAQ:GNCA), a biopharmaceutical company developing T cell-directed vaccines and immunotherapies, today reported recent corporate highlights and financial results for the fourth quarter and year ended December 31, 2014.

“2014 was a year of significant pipeline progress. We advanced both GEN-003, for the treatment of genital herpes, and GEN-004, for the prevention of pneumococcal infections, into important Phase 2 trials. Both were also spotlighted at major medical meetings in IDSA and ICAAC respectively,” said Chip Clark, president and chief executive officer of Genocea. “We expect to continue to advance our promising pipeline in 2015, with top-line results for our GEN-003 Phase 2 dose optimization clinical trial expected late in the second quarter and top-line results from our GEN-004 Phase 2a human challenge study expected in the fourth quarter.”

2014 Highlights

GEN-003 — Immunotherapy for genital herpes advancing ahead of plan in ongoing Phase 2 dose optimization clinical trial.

•                  Genocea announced in January 2015 that it completed enrollment ahead of schedule in its Phase 2 dose optimization clinical trial for GEN-003, a first-in-class treatment for genital herpes.

                        The study enrolled over 300 subjects at 17 institutions in the United States. Subjects were randomized into one of six dosing groups of either 30 micrograms or 60 micrograms per antigen paired with one of three adjuvant doses (25 micrograms, 50 micrograms, or 75 micrograms). A seventh group received placebo. Subjects will receive three doses of GEN-003 or placebo at 21-day intervals. The primary endpoint for the study is the change from baseline in viral shedding rate, a measure of anti-viral activity. The study is also designed to evaluate the impact on genital lesion rates as well as immunogenicity and safety. Subjects will be followed for 12 months after the last dose.

                        The initiation of this clinical study followed positive results from a Phase 1/2a study that were reported at the Infectious Disease Society of America’s IDWeek 2014 in Philadelphia in October 2014. The study demonstrated that subjects in the 30 microgram per antigen and 50 microgram of adjuvant dose group experienced, at the immediate post-vaccination observation period, a 52% reduction in viral shedding rate compared to baseline (p<0.001). During that same period, those subjects also reported a 48% reduction in genital lesion rates compared to baseline (p<0.001). At six months after the final dose, subjects experienced a 65% reduction in genital lesion rate (p<0.001) and a 40% reduction in viral shedding rate (p<0.001). Immune responses to the treatment, including T cells, IgG titers, and neutralizing antibodies, remained significantly above baseline over the course of the trial. In addition, GEN-003 was well tolerated and there were no serious adverse events related to the vaccine.

GEN-004 — Universal vaccine for the prevention of pneumococcal infections in ongoing Phase 2a human challenge study.

•                  Genocea is currently evaluating the effect of GEN-004 on the frequency, magnitude and duration of colonization of the nasopharynx by pneumococcus in healthy adults. This proof-of-concept trial could provide further evidence of the potential for GEN-004 to control pneumococcal colonization, a necessary pre-cursor to infection.

                        Existing vaccines command a $5 billion global market and are effective against only a small number of historically the most prevalent serotypes of pneumococcus. GEN-004 has been designed to be a universal vaccine against all serotypes of pneumococcus.

                        This Phase 2a trial follows positive Phase 1 results that were reported at the 54th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in Washington, D.C. in September 2014. This study demonstrated that GEN-004 met its safety, tolerability and immunogenicity goals, including increases in the blood of T helper 17 (TH17) cells, a rare cell type that provides important protective immunity at epithelial and mucosal surfaces.

Malaria vaccine discovery program — Research collaboration with the Bill & Melinda Gates Foundation extended

•                  In September 2014, Genocea received a $1.2 million grant for malaria vaccine discovery from the Bill & Melinda Gates Foundation.  This grant extends Genocea’s existing malaria collaboration with the foundation through 2015 and supports comprehensive screening of the malaria proteome to identify targets of protective T cell responses.

                        In November 2014, Genocea presented study results identifying a cluster of antigens that may be a biomarker of malarial disease at the 63rd Annual Meeting of the American Society of Tropical Medicine and Hygiene in New Orleans. The findings, generated using Genocea’s proprietary ATLAS™ antigen discovery platform, revealed that malaria leaves a lasting T cell memory response imprint on the immune system, which can be detected many years after the previous clinical episode of malaria.

Corporate growth — Expanded management team and secured a $27.0 million debt facility from Hercules Technology Growth Capital.

•                  Genocea welcomed Eric S. Hoffman as chief business officer in December 2014. Prior to joining the Company, Mr. Hoffman was vice president of corporate and business development, program management and commercial operations at Idenix Pharmaceuticals, Inc. before its acquisition by Merck in August 2014.

•                  In September 2014, Kenneth Bate joined the Company’s board of directors and serves as chairman of the Compensation committee and a member of the Audit committee

•                  In April 2014, Jonathan Poole joined the Company as chief financial officer.

•                  The Company announced in November 2014 that it entered into a loan and security agreement with Hercules Technology Growth Capital for a term loan of up to $27.0 million.

Fourth Quarter 2014 Financial Results & Financial Guidance

•                  Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2014 were $47.1 million, compared to $52.2 million as of September 30, 2014. Genocea expects that these funds, along with $5 million of additional borrowing capacity currently available under its term loan, will be sufficient to fund its operating expenses and capital requirements into the first quarter of 2016.

•                  Research and Development (R&D) Expenses: R&D expenses for the quarter ended December 31, 2014 were $8.7 million, compared to $4.3 million for the same period in 2013, reflecting higher personnel costs and the costs associated with continued advancement of both of Genocea’s clinical programs into Phase 2 trials.

•                  General and Administrative (G&A) Expenses: G&A expenses for the quarter ended December 31, 2014 were $2.6 million, compared to $1.8 million in the same period in 2013 reflecting additional personnel costs and increased costs to support Genocea’s public company operations.

•                  Net Loss: Net loss was $11.7 million for the fourth quarter of 2014, compared to a net loss of $6.3 million for the same period in 2013.

2014 Full Year Financial Results

•                  Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2014 were $47.1 million, compared to $12.2 million as of December 31, 2013. The increase was due to the completion of the Company’s Initial Public Offering (IPO) in February 2014.

•                  Research and Development (R&D) Expenses: R&D expenses for the year ended December 31, 2014 were $23.7 million, compared to $15.7 million for the same period in 2013, reflecting higher personnel costs and the continued advancement of both of the Company’s clinical programs into Phase 2 clinical trials.

•                  General and Administrative (G&A) Expenses: G&A expenses were $9.7 million for the year ended December 31, 2014, compared to $5.0 million for the same period in 2013, reflecting additional personnel costs and increased costs to support Genocea’s public company operations.

•                  Net Loss: Net loss was $35.3 million for the year ended December 31, 2014, compared to a net loss of $20.8 million for the same period in 2013.

Anticipated Upcoming Milestones:

•                       GEN-003 Phase 2 dose optimization trial results: Genocea expects to report the viral shedding rate and genital lesion rate changes from baseline for each dose group for the 28-day monitoring period after vaccination late in the second quarter of 2015.

•                     GEN-004 Phase 2a human challenge study results: Top-line results from this trial evaluating the effect of GEN-004 on the frequency, magnitude and duration of colonization by pneumococcus in the nasopharynx of healthy adults are expected in the fourth quarter of 2015.

Conference Call

Genocea will host a conference call and webcast today, at 9:00 a.m. EST. The conference call may be accessed by dialing (844) 826-0619 for domestic participants and (315) 625-6883 for international callers (reference conference ID 69602121). A live webcast of the conference call will be available online from the investor relations section of the Company’s website at http://ir.genocea.com. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event, and will be archived for 30 days.

About Genocea

Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immune response. Using ATLAS™, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea’s pipeline of novel clinical stage T cell-directed product candidates includes GEN-003 to treat genital herpes, GEN-004 to prevent infections caused by pneumococcus, and earlier-stage programs in chlamydia, HSV prophylaxis, malaria and cancer immunotherapies. For more information, please visit the company’s website at www.genocea.com.

Forward Looking Statements

Statements herein relating to future business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Genocea’s ability to progress any product candidates in preclinical or clinical trials; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; clinical trial results; current results may not be predictive of future results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; Genocea’s ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; Genocea’s ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; the rate of cash utilized by Genocea in its business and the period for which existing cash will be able to fund such operation; Genocea’s ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; the availability of qualified personnel and other factors set forth under “Risk Factors” in Genocea’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other filings with the Securities and Exchange Commission (the “SEC”). Further information on the factors and risks that could affect Genocea’s business, financial conditions and results of operations is contained in Genocea’s filings with the SEC, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.

GENOCEA BIOSCIENCES, INC.

CONDENSED BALANCE SHEETS (UNAUDITED)

(In thousands)

	December 31,	December 31,
	2014	2013

Cash, cash equivalents and marketable securities	$47,079	$12,208
Other assets	3,352	3,553
Total assets	$50,431	$15,761

Note payable	$11,488	$9,794
Accounts payable	2,692	2,176
Accrued expenses	2,486	1,418
Other liabilities	1,258	942
Total liabilities	17,924	14,330
Redeemable convertible preferred stock	—	81,562
Stockholders’ equity (deficit)	32,507	(80,131)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$50,431	$15,761

GENOCEA BIOSCIENCES, INC.

(In thousands, except per share amounts)

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Grant revenue	$308	$20	$308	$731
Operating expenses:
Research and development	8,654	4,342	23,727	15,695
General and administrative	2,580	1,848	9,747	4,961
Total operating expenses	11,234	6,190	33,474	20,656
Loss from operations	(10,926)	(6,169)	(33,166)	(19,925)
Other expense, net	(724)	(177)	(2,130)	(881)
Net loss	$(11,650)	$(6,346)	$(35,296)	$(20,806)

Accretion of redeemable convertible preferred stock to redemption value	—	(405)	(180)	(1,605)
Net loss attributable to common stockholders	$(11,650)	$(6,751)	$(35,476)	$(22,411)
Net loss per share attributable to common stockholders - basic and diluted	$(0.66)	$(22.50)	$(2.27)	$(75.46)
Weighted-average number of common shares used in net loss per share attributable to common stockholders - basic and diluted	17,696	300	15,618	297